Exhibit 99.1

2010 2011 2012 2013 2014 2015 2016 0 5 10 15 20 25 30 $17.1 $millions Annual Net Revenue $19.7 $20.2 $21.6 $22.8 $23.8 $25.5 Trailing 12 months CAGR 6% $0 $1000 $2000 $987 $121 $193 $1,071 $769 $1336 $1367 $thousands Annual Net Income 2010 2011 2012 2013 2014 2015 2016 CAGR 5% Trailing 12 months OurPet’s Company is a leading proprietary pet supply company that designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products under the OurPet’s® and Pet Zone® brands in U.S. and international markets. Three Months Ended September 30, 2016 Market Trends • Net revenue increased 21% to $7.2 million • Gross profit margin of 33.66% U.S. Pet Industry* • 3rd largest consumer market ($77 billion in 2015) • Forecast (CAGR) of 4%-5% through 2020 • 82.5 million or 68% of households own a pet • Of the 82.5 million households, 47% own at least one dog and 37% own at least one cat • Average annual spending on non-food pet products $1,049 for dogs $846 for cats • Industry is generally recession resistant Pet Accessories and Treats Categories • 19% of U.S. pet industry annual sales • Category sales estimated to be $15.18 billion • Forecast CAGR of 3% through 2020 • Pets are living longer: 36% of dogs and 37% of cats are “seniors” Key Markets • Pet Specialty • Food, Drug & Mass • E-commerce • Net income increased 20.76% to $495,669 • Earnings per diluted share of $0.025 Quarterly Highlights • Attended SuperZoo 2016 (The National Show for Pet Retailers) and launched new products. • Expanded our electronic cat toy selection with the launch of three new innovative cat toys. • Announced partnership with Paulee CleanTec Ltd., an international leader in eco-friendly waste management solutions. • OPCO VP of Sales presents smart technology trends to the Canadian Pet Industry. Dual Brand Strategy • OurPet’s® products sold exclusively through the Pet Specialty channel • OurPet’s® satisfies demands of the Pet Specialty consumer Wide variety of premium, innovative, quality toys and accessories Specially-designed to awaken a pets’ natural instincts Available exclusively at pet specialty retailers Dedicated trade and consumer support • Pet Zone® is sold through the Food/Drug/Mass Merchandise channel • Pet Zone® satisfies the demands of the Multi-Outlet consumer Pet Specialty quality products at affordable prices Value-added features that go beyond fun and functionality • When tested by consumers, the Pet Zone® brand awareness scored highest among competitors Proprietary Products OurPet’s Company has been granted or assigned 92 United States and international patents for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats plus 70 United States and international patents pending for cat and dog toys, dog feeders and waste management products. Strategic Product Categories: *Source: APPA2015/Packaged Facts U.S. Pet Markets Outlook 2015-2016 Market Ticker symbol At September 30, 2016: Share price P/E Ratio Market capitalization Price/Book Price/Sales OTCQX OPCO $0.83 12.2 $16.7 1.7x $0.66

OURPET'S COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months ended September 30,	
	2016	2015	2016	2015
Net revenue	$ 7,259,904	$ 5,986,645	$ 18,872,791	$ 17,170,795
Gross profit	2,443,470	2,012,177	5,847,171	5,424,591
Income from operations	793,964	649,023	1,436,935	1,427,797
Income before income taxes	794,639	627,686	1,411,322	1,383,158
Income tax (expense)	298,970	217,236	494,440	496,839
Net income	$ 495,669	$ 410,450	$ 916,882	$ 886,319
Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:				
Net Income	$ 0.02	$ 0.02	$ 0.05	$ 0.04
Weighted average number of common shares outstanding used to calculate basic earnings per share	17,709,088	17,562,239	17,665,812	17,558,085
Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	20,090,366	19,824,793	19,489,855	19,220,115

Business Model

Strong R&D and Patents

- Products are brought to market after careful investment in both behavioral research and technology research
- Focus on products with proven efficacy
- Aversion to developing commodity products
- Formidable patent fencing process to secure inimitability versus the competition

Positioning with Leading Retailers

- Strong sell-through history with retailers such as Wal-Mart, PetSmart, and Petco
- Private label business helps maintain shelf space within pet specialty retailers
- #1 ranking within product category position at Amazon
- Broad retail presence across pet specialty and food, drug & mass retailers, as well within e-commerce

Positioning with Leading Retailers

- Consolidation of vendors within leading retailers
- Growth in Toys & Accessories continue
- The Waste & Odor control market represents a particularly attractive, growing segment

Sales Channels/ Customer examples

Pet Specialty
- Petco
- Petsmart
- Pet Supermarket
- Pet Supplies Plus
- Petvalu

Food, Drug & Mass Grocery
- Kroger
- Publix
- C&S Grocers

Mass
- Meijer
- Kmart
- Wal-Mart

E-commerce
- Amazon.com
- Doctors Foster and Smith
- Petsmart.com
- Target.com
- Walmart.com

"With the resumption of shipments to our major specialty pet retail customer, we were firing on all cylinders this past quarter ... Based on initial October sales bookings and the strong acceptance of product innovations, OurPet's is guardedly optimistic of a strong fourth quarter and fiscal year 2016, with growth thereafter supported by new products and key partnerships. Beyond 2016, our strategy is to achieve double-digit growth in sales and net income with an emphasis on developing and launching proprietary, innovative products and entering appropriate new market segments. ... We have many 'irons in the fire' and are very excited about the future."

– Dr. Steven Tsengas, Chairman and CEO

OurPet's We pet the love™ PET ZONE We get the joy™

1300 East Street, Fairport Harbor, Ohio 44077
1.800.565.2695 • 440.354.6500 • Fax: 440.354.9129 • www.ourpets.com
Public Company Symbol: OTCQX: OPCO • Member of APPA • NASC • RILA

The OurPet's Co. Unleashing great ideas in pet care.®

This Fact Sheet shall not constitute an offer to sell or the solicitation of an offer to buy OurPet's Company securities. It is intended to provide background information on OurPet's Company and should be read in conjunction with our SEC filings, including the risk factors and forward-looking safe harbor statements included in those filings. Copies of those documents are available on our website at www.ourpets.com.